Code of Conduct

National Automation Services, Inc.’s policy is to conduct business, with adherence to all applicable laws and with the highest standards of integrity.

Message from the CEO:

To my fellow employees:

It is our duty at National Automation Services Inc. (“NAS”) to provide exceptional results and standards to all of our customers, shareholders, suppliers, and fellow employees. These results and standards are achieved by each of us upholding the essential core values defined in our company’s commitment to business ethics.

As a part of the National Automation Services team, I ask that each employee strive to reflect our corporate values at all times while interacting with the public, other business entities, and your fellow employees. It’s important to remember that you are the face of NAS and responsible for maintaining the reputation of this exceptional company.

Our Code of Business Conduct has been presented to serve as a guide and testimony to our continued dedication and commitment to conducting ethical business and contributing to the overall success of National Automation Services.

I thank you for aligning your actions to our business standards and I look forward to our continued success. Onward and upward!

Sincerely,

/s/ Robert Chance

Bob Chance

Chief Executive Officer

Ethical Decision-Making:

Criteria to determine whether a specific behavior or activity is appropriate:

1. Company Policy

Read the NAS Code of Business Conduct to understand the policies for ethical corporate behavior.

2. Mission

How we conduct our professional relationships are the core of our business. Providing top-shelf results is a commitment to always putting the customer first.

3. Core Values

Be sure to always align each company decision with company policy or public law.

4. When in doubt, ask.

Your manager and Human Resources are available to answer any questions you may have regarding company policy.

Our Mission:

National Automation Services is dedicated to becoming the industry leader within the automation system and control industry through partnerships, internal growth, and accretive acquisitions. We are focused on expanding our position as a leading system integrator providing top-shelf results to our customers and investors.

Our Core Values:

Our core values are the key principles that guide our conduct and our relationships. They define how we engage with each other.  We succeed through satisfied customers, vendors, and investors, and must provide them with elite service at all time. Conducting business with integrity and honesty provides results.

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We value all relationships and honor commitments to customers, shareholders, and each other.

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We act in the best interest of the customer, fostering teamwork and collaboration.

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We treat others with respect, focusing solely on solutions.

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We seek leaders to build ethical awareness and improve performance continually.

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We aspire to deliver quality in all we do, to be honest, forthright and trustworthy at all times.

Problem Reporting and Resolution

The National Automation Services’ policy

If you have knowledge of any activity that is or might be a violation of the company’s standards of business conduct, you must report that activity promptly to your supervisor or management. Harassment of, or retaliation against, an employee for making a disclosure is prohibited by company policy. Deliberately making a false report is also prohibited. National Automation Services employees must conduct all business activities in a way that is consistent with the company’s standards of business conduct. Unethical behavior is wrong and can damage the company. In our transparent and digitally-connected world, information about bad acts often becomes public and will be learned by customers, regulators and others. Employees are urged to seek answers or clarification if there is any doubt or “gray” areas. Unfortunately, rules are sometimes broken. The company must know about these violations so prompt and appropriate action may be taken. To help assure that the company’s standards of business conduct are enforced, all employees must understand and accept their obligation to report any violations and know that they can do so in confidence and without fear of retaliation. Reports to their Human Resource manager may be made anonymously by phone, fax, regular mail or e-mail (Remember, if you e-mail the HR manager from your company e-mail account, the HR manager will see your name).

Conflicts of Interest

The National Automation Services’ policy

All employees must conduct themselves with the highest standards of integrity, honesty and fairness to avoid any conflict between their personal interests and the interests of the company. No employee, or member of the employee’s immediate family, may be involved in any business that competes with National Automation or does business with National Automation. It’s important to know that a conflict of interest can also arise in situations that do not involve an immediate family member. National Automation has an obligation to its customers, suppliers and shareowners to ensure that business decisions are based on quality, price, delivery, and supplier experience and reputation. Business decisions must not be influenced by personal considerations or interests.

Giving/Receiving Gifts & Gratuities, Bribery and Corruption

The National Automation Services’ policy

National Automation and its employees and supporting representatives must conduct business with all our customers, subcontractors, suppliers, distributors and others on the basis of service, quality, performance and price without giving or accepting anything of value that could influence or appear to influence the outcome of a transaction. Further, it is against the law for employees or representatives of a U.S. corporation to give anything of value, directly or indirectly, to an official of another country (or of a company that is owned by a foreign country, a so-called “state-owned” company) in order to obtain or retain business or influence an official act or decision. Contracts, sales orders, purchases and other business decisions must not be influenced or appear to be influenced by the personal considerations of employees. Further, the company has implemented standards of conduct not to doing anything that might cause others to violate the law or the policies of their employer, this includes complying with applicable laws.

A note – bribery is illegal in every country and often includes gifts and payments that some people think are customary.

Accurate Books and Records

The National Automation Services’ policy

As we maintain the highest of ethical standards, no false, misleading or artificial entries may be made in the books and records of the company. Records and books must be maintained in accordance with good accounting practice and all laws and regulations, and adhere to all GAAP and SEC rules and regulations. All costs must be accurately and completely recorded in an auditable manner. As a small, publicly held corporation, National Automation Services has a responsibility to our shareholders, employees, customers and suppliers, and the communities where we live and work. Accuracy of the company’s books and records begins with each of our employees, from the Sales department to estimating right up to the accounting department which maintains the records; everyone in the Company has a responsibility to keep all records accurate; whether the records are timecards, expense reports, general accounting records, or purchasing or manufacturing records, each of us has a personal responsibility to ensure that every document is complete and accurate.

Company Resources and Product Integrity

The National Automation Services’ policy

Company resources, and the property and technology of customers, subcontractors and suppliers (e.g., technical data, patents, software and materials), may not be taken, used, altered or destroyed without proper authorization. National Automation Services’ continued success depends on effective use of available resources. Using resources for non-business purposes may reduce profit to our shareholders or increase prices to our customers, resulting in less business and fewer jobs. All National Automation products must meet the required specifications. There can and will be no unauthorized substitutions. National Automation Services’ strives to be the supplier of choice and is committed to providing the best quality, delivery and service. Our reputation depends on diligent adherence to customer and contractual specifications. Any unauthorized deviation could violate the contract and our customers’ faith in the integrity of our products.

Protecting Trade Secrets and Intellectual Property

The National Automation Services’ policy

Information that is not public, whether it is sensitive National Automation information, sensitive information received from a third party, or government classified information, may not be disclosed except as authorized. Employees must be familiar with established policies and procedures that govern the protection of sensitive, proprietary, confidential and classified information. If governing laws are violated, the company and the person or persons involved in the violation could face substantial fines and imprisonment. Sharing, selling, giving, or otherwise transferring company products, services or technical data to another country or to citizens of another country must be in compliance with applicable laws and regulations of the countries involved in the transaction. Employees may work on projects that involve information protected by export regulations, trade secret laws, copyright laws or the provisions of confidentiality agreements. Most employees come into contact with information or processes that give National Automation a competitive edge or involve matters of personal privacy. Unauthorized disclosure of company-sensitive information, or unauthorized possession or use of someone else’s sensitive information, could compromise customer trust in National Automation. It may also be a crime. It is National Automation policy to abide by applicable governmental rules and regulations wherever National Automation conducts business. Certain licenses or other government approvals may be required to “export” National Automation Services’ products, services or technical data.

Insider Trading

The National Automation Services’ policy

National Automation is a publicly-traded company. In order to protect the investing public, securities laws make it illegal for those with “inside information” to buy or sell securities (stocks, bonds, options, etc.). “Inside information” is information that is not available to the public and is “material”; “material information” is information that a reasonable investor would likely consider important in deciding whether to purchase or sell our stock. It is National Automation policy and good business to obey the laws of every country where we do business. And it’s not fair to trade using internal information not known to other investors.

Respect and Concern for Each Other

The National Automation Services’ policy

National Automation will not tolerate discrimination, harassment, or physical or verbal threats, all of which deny employees the opportunity to contribute to the best of their abilities and deprive the company of their full talents. Integrating the unique attributes and talents of a diverse workforce allows for greater flexibility and creativity in the workplace and in the community. Preventing harassment, discrimination and threats is a matter of respecting each other’s rights and dignity, which is a basic value at National Automation. National Automation employees and business associates are entitled to conduct their business in a work environment free of these distractions.